Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cesca Therapeutics Inc. (formerly known as ThermoGenesis Corp.) for the registration of 3,336,800 shares of its common stock and 1,668,400 shares of common stock underlying warrants and to the incorporation by reference therein of our report dated September 3, 2013, with respect to the consolidated financial statements of ThermoGenesis Corp. included in its Annual Report (Form 10-K) at June 30, 2013 and 2012 and for the three years ended June 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California
February 26, 2014